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Exhibit 99.1  Press Release

HealthRenu Medical, Inc. Secures $10 Million in Funding from Cornell Capital Partners, LP

HOUSTON, TX--(       )--May 26, 2005--HealthRenu Medical Inc. (OTCBB:HRUM) today announced that the company has received a financing commitment from Cornell Capital Partners, LP, a New Jersey based private equity fund. Under the terms of the funding agreement, Cornell commits to provide up to $10 million under a Standby Equity Distribution Agreement ("SEDA") over a 24-month period. These funds can be drawn at the company's discretion based upon funding requirements, subject to an effective registration with the SEC.

Robert Prokos, President and CEO of HealthRenu Medical, commented, "We are pleased to enter into this agreement with Cornell Capital. The flexibility and control afforded by this capital structure will enable us to access capital on favorable terms to HealthRenu Medical. We have also been very impressed with the professional manner in which Cornell has conducted itself throughout this process."

ABOUT HEALTHRENU MEDICAL

HealthRenu Medical is a biotech/healthcare company that specializes in skin and wound care. Since 1996, the company has been producing breakthrough products that are an effective and affordable answer to healthcare's major skin related challenges. The success of these products has been demonstrated in surgical procedures, nursing homes, hospitals, and hospice care.

ABOUT CORNELL CAPITAL

Managed by US-based Yorkville Advisors LLC, Cornell Capital Partners, LP has structured equity participation agreements in the U.S., United Kingdom and Australian financial markets. Cornell is recognized as a world leader in these types of agreements and has made available in excess of $900 million for close to 100 publicly quoted corporations. Information regarding Cornell Capital Partners, LP can be found at www.cornellcapital.com.

SAFE HARBOR STATEMENT

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

CONTACTS:
HealthRenu Medical
(888) 583-3356
(281) 890-2561

Cornell Capital Partners
David Ratzer
(866) 967-5845



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